Exhibit 99.1

[MANPOWER logo]

FOR IMMEDIATE RELEASE	Contact:
Mike Van Handel Chief Financial Officer (414) 906-6305

Manpower Reports 2nd Quarter and First Half 2005 Results

MILWAUKEE, WI, USA, July 19, 2005 – Manpower Inc. (NYSE: MAN) today reported that earnings per diluted share for the three months ended June 30, 2005 increased 25% to 70 cents from 56 cents in the prior year period. Net income in the quarter increased to $62.5 million from $53.1 million a year earlier. Revenues for the second quarter totaled $4.1 billion, an increase of 12 percent from the year-earlier period. Results for the second quarter were positively affected by relatively stronger foreign currencies compared to the prior year period. On a constant currency basis, earnings per diluted share for the quarter were 68 cents on an 8 percent improvement in revenues.

Jeffrey A. Joerres, Manpower Chairman and Chief Executive Officer, said, “Manpower’s team across the world aggressively executed our initiatives yielding strong results. Our focus on growth in specialty areas is enabling us to expand our offering and enhance profitability. Jefferson Wells, our finance and accounting group, continues to show solid growth in both Sarbanes-Oxley and non-Sarbanes work, which is a balance that we have been striving toward.

“We are experiencing steady trends in the commercial staffing area throughout most of the world. These trends, and the ability of our team to continue to operate more efficiently, add to our confidence for the balance of the year.

“We are anticipating the third quarter of 2005 diluted earnings per share to be in the range of 81 to 85 cents. Based upon current exchange rates, any currency impact is not expected to be significant,” Joerres stated.

Earnings per diluted share for the six months ended June 30, 2005 were $1.03, an increase of 4% from 99 cents per diluted share in 2004. Net income was $94.7 million compared to $92.7 million the prior year. Revenues for the six-month period were $7.8 billion, an increase of 12 percent from the prior year. On a constant currency basis, earnings per diluted share for the six-month period were $1.00 on a 9 percent improvement in revenues.

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Manpower Reports 2nd Quarter Results/Page 2

Included in the prior year six-month period was a first quarter non-operating gain of $14.2 million ($10.2 million net of income taxes), or 11 cents per diluted share.

In conjunction with its second quarter earnings release, Manpower will broadcast its conference call live over the Internet on July 19, 2005 at 8:00 a.m. CDT (9:00 a.m. EDT). Interested parties are invited to listen to the webcast by logging on to http://investor.manpower.com.

Supplemental financial information referenced in the conference call can be found at http://investor.manpower.com.

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About Manpower Inc.

Manpower Inc. (NYSE: MAN) is a world leader in the employment services industry, offering customers a continuum of services to meet their needs throughout the employment and business cycle. The company specializes in permanent, temporary and contract recruitment; employee assessment; training; career transition; organizational consulting; and professional financial services. Manpower’s worldwide network of 4,300 offices in 68 countries and territories enables the company to meet the needs of its 400,000 customers per year, including small and medium size enterprises in all industry sectors, as well as the world’s largest multinational corporations. The focus of Manpower’s work is on raising productivity through improved quality, efficiency and cost-reduction, enabling customers to concentrate on their core business activities. In addition to the Manpower brand, the company operates under the brand names of Right Management Consultants, Jefferson Wells, Elan and Brook Street. More information on Manpower Inc. is available at www.manpower.com.

Forward-Looking Statements

This news release contains statements, including earning projections, that are forward-looking in nature and, accordingly, are subject to risks and uncertainties regarding the Company’s expected future results. The Company’s actual results may differ materially from those described or contemplated in the forward-looking statements. Factors that may cause the Company’s actual results to differ materially from those contained in the forward-looking statements can be found in the Company’s reports filed with the SEC, including the information under the heading ‘Forward-Looking Statements’ in its Annual Report on Form 10-K for the year ended December 31, 2004, which information is incorporated herein by reference.

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Manpower Inc.

Results of Operations

(In millions, except per share data)

	Three Months Ended June 30
			% Variance
	2005	2004	Amount Reported	Constant Currency
	(Unaudited)
Revenues from services (a)	$4,053.7	$3,622.4	11.9%	8.2%
Cost of services	3,314.5	2,943.1	12.6%

Gross profit	739.2	679.3	8.8%	5.4%
Selling and administrative expenses	629.5	584.1	7.8%	4.4%

Operating profit	109.7	95.2	15.2%	11.2%
Interest and other expense	11.3	12.3	-8.1%

Earnings before income taxes	98.4	82.9	18.7%
Provision for income taxes	35.9	29.8	20.3%

Net earnings	$62.5	$53.1	17.7%	14.2%

Net earnings per share - basic	$0.71	$0.59	20.3%

Net earnings per share - diluted (b)	$0.70	$0.56	25.0%	21.4%

Weighted average shares - basic	88.6	89.6	-1.1%

Weighted average shares - diluted (b)	89.5	97.4	-8.1%

(a)	Revenues from services include fees received from our franchise offices of $8.8 million and $7.9 million for the three months ended June 30, 2005 and 2004, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $375.7 million and $350.4 million for the three months ended June 30, 2005 and 2004, respectively.

(b)	Prior year figures have been restated to reflect the impact of applying the “if-converted” method to our convertible debentures.

Manpower Inc.

Operating Unit Results

(In millions)

	Three Months Ended June 30
			% Variance
	2005	2004	Amount Reported	Constant Currency
	(Unaudited)
Revenues from Services:
United States (a)	$506.7	$517.3	-2.1%	-2.1%
France	1,408.3	1,278.3	10.2%	5.6%
EMEA	1,419.1	1,202.2	18.0%	13.6%
Jefferson Wells	93.5	76.6	22.0%	22.0%
Right	108.5	119.9	-9.6%	-12.0%
Other Operations	517.6	428.1	20.9%	15.9%

	$4,053.7	$3,622.4	11.9%	8.2%

Operating Unit Profit:
United States	$18.0	$14.1	27.3%	27.3%
France	41.5	39.4	5.1%	1.1%
EMEA	38.4	26.2	46.8%	41.6%
Jefferson Wells	9.3	11.1	-16.0%	-16.0%
Right	9.3	12.6	-25.8%	-27.9%
Other Operations	13.2	9.6	36.4%	30.5%

	129.7	113.0
Corporate expenses	16.7	14.4
Amortization of intangible assets	3.3	3.4

Operating profit	109.7	95.2	15.2%	11.2%
Interest and other expense (b)	11.3	12.3

Earnings before income taxes	$98.4	$82.9

(a)	In the United States, revenues from services include fees received from the related franchise offices of $6.3 million and $5.8 million for the three months ended June 30, 2005 and 2004, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $296.8 million and $289.7 million for the three months ended June 30, 2005 and 2004, respectively.

(b)	The components of interest and other expense (income) were:

Interest expense	$10.7	$12.0
Interest income	(2.1)	(1.6)
Foreign exchange (gains) losses	(0.6)	0.2
Miscellaneous expenses, net	3.3	1.7

	$11.3	$12.3

Manpower Inc.

Results of Operations

(In millions, except per share data)

	Six Months Ended June 30
			% Variance
	2005	2004	Amount Reported	Constant Currency
	(Unaudited)
Revenues from services (a)	$7,812.4	$6,956.5	12.3%	8.5%
Cost of services	6,391.2	5,660.7	12.9%

Gross profit	1,421.2	1,295.8	9.7%	6.1%
Selling and administrative expenses	1,249.0	1,144.4	9.1%	5.7%

Operating profit	172.2	151.4	13.7%	9.5%
Interest and other expenses	23.0	8.3	177.4%

Earnings before income taxes	149.2	143.1	4.2%
Provision for income taxes	54.5	50.4	7.9%

Net earnings	$94.7	$92.7	2.2%	-1.2%

Net earnings per share - basic	$1.06	$1.06	—

Net earnings per share - diluted (b)	$1.03	$0.99	4.0%	1.0%

Weighted average shares - basic	89.2	87.7	1.7%

Weighted average shares - diluted (b)	93.2	96.0	-2.9%

(a)	Revenues from services include fees received from our franchise offices of $17.1 million and $16.1 million for the six months ended June 30, 2005 and 2004, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $725.5 million and $671.9 million for the six months ended June 30, 2005 and 2004, respectively.

(b)	Prior year figures have been restated to reflect the impact of applying the “if-converted” method to our convertible debentures.

Manpower Inc.

Operating Unit Results

(In millions)

	Six Months Ended June 30
			% Variance
	2005	2004	Amount Reported	Constant Currency
	(Unaudited)
Revenues from Services:
United States (a)	$982.6	$991.9	-0.9%	-0.9%
France	2,655.8	2,414.8	10.0%	5.2%
EMEA	2,752.2	2,343.1	17.5%	12.7%
Jefferson Wells	186.2	127.1	46.5%	46.5%
Right	212.5	221.7	-4.2%	-6.6%
Other Operations	1,023.1	857.9	19.3%	15.4%

	$7,812.4	$6,956.5	12.3%	8.5%

Operating Unit Profit:
United States	$22.9	$16.9	35.2%	35.2%
France	69.0	68.2	1.2%	-3.3%
EMEA	53.4	39.9	34.0%	28.8%
Jefferson Wells	17.4	13.1	32.7%	32.7%
Right	19.1	21.7	-11.7%	-14.0%
Other Operations	25.7	24.9	2.8%	-0.7%

	207.5	184.7
Corporate expenses	28.8	27.6
Amortization of intangible assets	6.5	5.7

Operating profit	172.2	151.4	13.7%	9.5%
Interest and other expenses (b)	23.0	8.3

Earnings before income taxes	$149.2	$143.1

(a)	In the United States, revenues from services include fees received from the related franchise offices of $11.7 million and $12.0 million for the six months ended June 30, 2005 and 2004, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $574.4 million and $552.7 million for the six months ended June 30, 2005 and 2004, respectively.

(b)	The components of interest and other expense (income) were:

Interest expense	$22.3	$23.1
Interest income	(4.4)	(4.0)
Foreign exchange losses	0.2	0.3
Miscellaneous expense (income), net	4.9	(11.1)

	$23.0	$8.3

Manpower Inc.

Consolidated Balance Sheets

(In millions)

	Jun. 30 2005	Dec. 31 2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$363.3	$531.8
Accounts receivable, net	3,084.7	3,227.8
Prepaid expenses and other assets	92.7	161.4
Future income tax benefits	107.7	96.5

Total current assets	3,648.4	4,017.5
Other assets:
Goodwill and other intangible assets, net	1,268.2	1,297.0
Other assets	307.0	305.5

Total other assets	1,575.2	1,602.5
Property and equipment:
Land, buildings, leasehold improvements and equipment	641.5	669.8
Less: accumulated depreciation and amortization	441.3	446.7

Net property and equipment	200.2	223.1

Total assets	$5,423.8	$5,843.1

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$710.8	$687.1
Employee compensation payable	135.0	156.0
Accrued liabilities	470.3	505.7
Accrued payroll taxes and insurance	519.2	569.6
Value added taxes payable	413.6	457.8
Short-term borrowings and current maturities of long-term debt	27.0	225.7

Total current liabilities	2,275.9	2,601.9
Other liabilities:
Long-term debt	727.1	676.1
Other long-term liabilities	381.4	391.1

Total other liabilities	1,108.5	1,067.2
Shareholders’ equity:
Common stock	1.0	1.0
Capital in excess of par value	2,324.9	2,296.4
Retained earnings	128.0	51.0
Accumulated other comprehensive income	31.4	109.4
Treasury stock, at cost	(445.9)	(283.8)

Total shareholders’ equity	2,039.4	2,174.0

Total liabilities and shareholders’ equity	$5,423.8	$5,843.1

Manpower Inc.

Consolidated Statements of Cash Flows

(In millions)

	Six Months Ended
	June 30
	2005	2004
	(Unaudited)
Cash Flows from Operating Activities:
Net earnings	$94.7	$92.7
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	45.5	41.4
Amortization of discount on convertible debentures	1.9	3.9
Deferred income taxes	(6.8)	(8.9)
Provision for doubtful accounts	8.2	12.2
Other non-operating gains	—	(14.2)
Changes in operating assets and liabilities excluding the impact of acquisitions:
Accounts receivable	(140.9)	(245.1)
Other assets	(23.9)	13.3
Other liabilities	119.7	172.3

Cash provided by operating activities	98.4	67.6

Cash Flows from Investing Activities:
Capital expenditures	(36.1)	(27.0)
Acquisitions of businesses, net of cash acquired	(3.1)	(103.6)
Proceeds from sale of an equity interest	—	29.8
Proceeds from the sale of property and equipment	3.1	3.8

Cash used by investing activities	(36.1)	(97.0)

Cash Flows from Financing Activities:
Net borrowings of short-term facilities and long-term debt	174.2	8.7
Cash paid to settle convertible debentures	(206.6)	—
Proceeds from settlement of swap agreements	50.7	—
Proceeds from stock option and purchase plans	9.2	52.8
Repurchases of common stock	(203.5)	—
Dividends paid	(17.6)	(9.1)

Cash (used) provided by financing activities	(193.6)	52.4

Effect of exchange rate changes on cash	(37.2)	(8.8)

Change in cash and cash equivalents	(168.5)	14.2
Cash and cash equivalents, beginning of period	531.8	426.2

Cash and cash equivalents, end of period	$363.3	$440.4